SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                       UNDER SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

                        Date of Report: June 12, 2002
                                        -------------
                      (Date of Earliest Event Reported)

                         COMMAND SECURITY CORPORATION
           -------------------------------------------------------
            (Exact name of Registrant as Specified in its Charter)

                                   New York
                           ------------------------
                           (State of Incorporation)

                                   0-18684
                           ------------------------
                           (Commission File Number)

                                  14-1626307
                      ---------------------------------
                      (IRS Employer Identification No.)

                Lexington Park, Lagrangeville, New York 12540
                ----------------------------------------------
                   (Address of Principal Executive Offices)

                               (845) 454-3703
                       -------------------------------
                       (Registrant's Telephone Number)

Item 1-Item 4     Not Applicable.

Item 5  : Other Events.    Not Applicable.

Item 6            Not Applicable.

Item 7            Financial Statements and Exhibits.

                           (a),(b)

                           (c) Exhibits

                           (i) Press release dated June 12, 2002.

Item 8.           Not applicable.

Item 9.           Not applicable.



                                  SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 12, 2002                    COMMAND SECURITY CORPORATION



                                        By: /s/ Graeme R. Halder
                                            --------------------
                                            Graeme R. Halder
                                            Chief Financial Officer

FOR IMMEDIATE RELEASE
CONTACT: William C. Vassell           Donald Radcliffe
         Chairman & President         Radcliffe & Associates, Inc.
         Tel: (845) 454-3703          Tel: (212) 605-0201


                           COMMAND SECURITY REPORTS
                             FISCAL YEAR RESULTS

                     * Record fiscal revenue, up 17.6%

                     * Operating income up 98% for year

                     * EPS $.38 for year versus $(.08) last year

Lagrangeville, New York *** June 12, 2002 *** In advance of the filing of its 10K, which is expected next week, Command Security Corporation (OTCBB: CMMD) today announced record results for its year ended March 31, 2002. Revenue for the fiscal year increased by 17.6% to $83.9 million from the $71.3 million reported for the previous fiscal year.

Gross profit increased to $13.5 million or 16.1% of revenue from the $11.5 million or 16.2% for the prior fiscal year. Operating income for the year increased to $1,752,370 an increase of 98% from the prior year's operating income of $884,310.

Net income applicable to common stockholders for the quarter ended March 31, 2002 was $2,346,397, including an income tax benefit of $1,300,000, or $.37 per share compared to a loss of $(11,820) or $(0.00) per share for the same period in the prior fiscal year. For the year, net income applicable to common stockholders was $2,375,760 including the $1,300,000 income tax benefit or $.38 per share compared to a loss of $(479,560) or $(0.08) per share for the prior fiscal year.

William C. Vassell, Chairman and President of Command commenting on the improved results said, "Since September 11 we have experienced a significant increase in demand for our services, particularly in our major markets where terrorism concerns are highest. Clients are looking to substantially upgrade their level of security, which results in an increase in revenue and improved margins. During fiscal 2002 Command experienced a significant turnaround. Early in the year we focused on cost reductions, streamlining operations and elimination of unprofitable business and accounts. During the second half of fiscal 2002 we substantially increased revenue, improved margins, and reported significant earnings. Despite the anticipated loss of revenue in the second half of fiscal 2003 due to the federalization of the Company's pre-board screening services at various airports, we expect to have on going annualized revenue in excess of $70 million. Furthermore, we expect to continue to be profitable given our cost control actions taken earlier in fiscal 2002 and the increased demand for quality security services throughout the industry. It is possible that the FAA contracts will change prior to November 2002 or that the expected federalization of pre-board screening will be delayed beyond the November 2002 deadline. We expect to use this period of strong results to strengthen the business and maximize shareholder value."


                         COMMAND SECURITY CORPORATION

                                       Three Months Ended              Year Ended
                                            March 31                    March 31

                                       2002          2001          2002
2001


Revenue                            $24,794,783   $18,043,835   $83,885,203   $71,320,440
Operating profit                     1,229,474       176,723     1,752,370       327,865
Income/(Loss) before taxes           1,046,397       (11,820)    1,075,760      (438,886)
Tax Benefit                          1,300,000             0     1,300,000             0

Net Income/(Loss)                    2,346,397       (11,820)    2,375,760      (438,886)
Preferred Dividends                          0             0             0       (40,674)

Net income /(loss) applicable
  to common stockholders             2,346,397       (11,820)    2,375,760      (479,560)
Income/(Loss) per
  common shares                    $      0.37   $      0.00   $      0.38   $     (0.08)
Weighted average
  shares outstanding                 6,287,343     6,287,343     6,287,343     6,287,343


About Command

Command Security Corporation provides security services through company-owned offices in New York, New Jersey, California, Illinois, Connecticut, Florida, Massachusetts and Pennsylvania.

Statements in this press release other than statements of historical fact are "forward-looking statements." Such statements are subject to certain risks and uncertainties including the demand for the Company's services, litigation, labor market, and other risk factors identified from time to time in the Company's filings with the Securities and Exchange Commission that could cause actual results to differ materially from any forward looking statements. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.